SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TECO Energy, Inc.

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NOTICE of Annual Meeting of Shareholders

TECO Energy, Inc., P.O. Box 111, Tampa., FL 33601 (813) 228-1111

March 25, 2004

Notice of Annual Meeting of Shareholders

to be held on April 28, 2004

The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the Hilton Tampa Airport Westshore Hotel, 2225 North Lois Avenue, Tampa, Florida, on Wednesday, April 28, 2004 at 11:30 a.m., for the following purposes:

1.	To elect three directors.

2.	To approve the 2004 Equity Incentive Plan.

3.	To ratify the selection of the Corporation’s independent auditor.

4.	To consider and act on such other matters, including the shareholder proposals on pages 16-18 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 18, 2004 will be entitled to vote at the meeting and at any adjournments thereof.

Even if you plan to attend the meeting, you are requested to either mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

D. E. Schwartz, Secretary

TECO Energy: Notice of Annual Meeting

PROXY Statement

TECO Energy, Inc.

P.O. Box 111, Tampa., FL 33601

Proxy Statement

The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the “Corporation”) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 25, 2004.

Voting Securities

As of February 18, 2004, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 188,170,776 shares of Common Stock, $1 par value (“Common Stock”), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

A shareholder submitting a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below, the approval of the 2004 Equity Incentive Plan and the ratification of the Corporation’s independent auditor and against the two shareholder proposals set forth below.

The affirmative vote of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors, to approve the 2004 Equity Incentive Plan and to approve the shareholder proposals. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

Attending in Person

Only shareholders or their proxy holders and the Corporation’s guests may attend the meeting, and a form of personal photo identification will be required. Directions to the meeting are provided on the last page of this proxy statement. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 18,2004, the record date for voting.

Any persons who do not present proper photo identification and an admission ticket or verification of ownership may not be admitted to the meeting.

Election of Directors

The Corporation’s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible and to hold office until its successor is elected and qualified. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Rankin, Rockford and Touch ton have been nominated for reelection to terms expiring in 2007. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

1	TECO Energy: Proxy Statement

PROXY Statement

The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under “Share Ownership” on pages 4 and 5.

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held (1)	Director Since(1)	Present Term Expires

DuBose Ausley	66	Attorney and former Chairman, Ausley & McMullen (attorneys), Tallahassee, Florida; also a director of Sprint Corporation and Capital City Bank Group, Inc.	1992	2005

Sara L. Baldwin	72	Private Investor, Tampa, Florida	1980	2006

Robert D. Fagan	59	Chairman of the Board, President and Chief Executive Officer, TECO Energy, Inc.; formerly President, PP&L Global, Inc. (diversified energy company), Fairfax, Virginia	1999	2006

James L. Ferman, Jr.	60	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2005

Luis Guinot, Jr.	68	Attorney and former Equity Partner, Shapiro, Sher, Guinot & Sandler, P.A. (attorneys), Washington, D.C.; formerly, United States Ambassador to the Republic of Costa Rica	1999	2006

Ira D. Hall	59	President and Chief Executive Officer, Utendahl Capital Management, L.P. (money management), New York, New York; formerly Treasurer, Texaco Inc. (integrated oil company), White Plains, New York; also a director of Imagistics International, Inc., Pepsi Bottling Group, Inc. and Reynolds and Reynolds Company	2001	2005(2)

Sherrill W. Hudson	61	Retired; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of MasTec, Inc., Publix Super Markets, Inc., SportsLine.com, Inc. and The Standard Register Company	2003	2006

*Tom L. Rankin	63	Independent Investment Manager; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2004

*William D. Rockford	58	President, Primary Energy Holdings LLC (power generation), Oak Brook, Illinois; formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2004

William P. Sovey	70	Chairman of the Board and former Chief Executive Officer, Newell Rubbermaid Inc. (consumer products), Freeport, Illinois; also a director of Actuant Corporation	1996	2006

*J. Thomas Touchton	65	Managing Partner, The Witt-Touchton Company (private investment partnership), Tampa, Florida	1987	2004

James O. Welch, Jr.	72	Retired; formerly Vice Chairman, RJR Nabisco, Inc. and Chairman, Nabisco Brands, Inc.	1976	2005

*	Nominee for election as director

(1)	All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company’s Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

(2)	Mr. Hall is resigning from the Board of Directors effective May 31,2004.

TECO Energy: Proxy Statement	2

Information about the Board and its Committees

The Board of Directors held 14 meetings in 2003. All directors attended at least 75 percent of the meetings of the Board and Committees on which they served. The Corporation’s policy is for directors to attend the Corporation’s Annual Meeting of Shareholders; in 2003,12 of the 13 directors attended that meeting. The non-management directors met in executive session at least quarterly, and the presiding director for those sessions rotates alphabetically on a quarterly basis. The Board determined that all of the directors except Messrs. Ausley and Fagan meet the independence standards of the New York Stock Exchange and those set forth in the Corporation’s Corporate Governance Guidelines. The Board also determined that simultaneous service by Messrs. Hall and Hudson on the audit committees of more than three public companies would not impair their ability to serve effectively on the Corporation’s Audit Committee.

The Corporation has standing Audit, Compensation, Finance, and Governance and Nominating Committees of the Board of Directors. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors. The Corporate Governance Guidelines, the Charters of each Committee and the Code of Ethics applicable to all directors, officers and employees, the Standards of Integrity, are available on the Investor Relations page of the Corporation’s website, www.tecoenergy.com. Any shareholder wishing to contact either the non-management directors or the Audit Committee may do so utilizing the special postal or e-mail addresses located on the Investor Relations page of the Corporation’s website, www.tecoenergy.com.

The Audit Committee met nine times in 2003; its members are Messrs. Hall, Hudson (Chairman), Rankin and Touchton. Mr. Hudson is an audit committee financial expert, as that term has been defined by the Securities and Exchange Commission. Additional information about the Audit Committee is included in the Audit Committee Report on page 19.

The Compensation Committee, which met three times in 2003, is composed of Mrs. Baldwin and Messrs. Guinot, Sovey (Chairman) and Welch, as well as John A. Urquhart, who is retiring from the Board effective the date of the annual meeting. For additional information about the Compensation Committee, see the Compensation Committee Report on Executive Compensation on pages 6 and 7.

The Finance Committee, which assists the Board in formulating the financial policies of the Corporation and evaluating significant investments and other financial commitments by the Corporation, met 12 times in 2003; its members are Messrs. Ausley, Fagan, Hall (Chairman), Hudson, Rankin and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met five times in 2003, and its members are Messrs. Ferman (Chairman), Sovey, Touchton and Urquhart. The Committee has the responsibilities set forth in its Charter with respect to identifying individuals qualified to become members of the Board; recommending to the Board when new members should be added to the Board; recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders; periodically developing and recommending to the Board updates to the Corporate Governance Guidelines; and overseeing the annual evaluation of the Board and Committees. The minimum criteria the Governance and Nominating Committee feels candidates should meet and the qualities each should possess are set forth in the Corporate Governance Guidelines. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary.

Compensation of Directors

Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a standing Committee of the Board on which they serve. (The meeting fee for an ad hoc committee formed by the Board is $500.) Each director who serves as a Committee Chairman receives an additional annual retainer of $5,000. Directors may elect to receive all or a portion of their compensation in the form of Common Stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on the Corporation’s Common Stock.

All non-employee directors participate in the Corporation’s 1997 Director Equity Plan, which allows for a variety of equity-based awards. Currently, each new non-employee director receives an option for 10,000 shares of Common Stock and each continuing non-employee director receives an annual grant consisting of 500 shares and an option for 2,500 shares of Common Stock. The exercise price for these options is the fair market value of the shares on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.

3	TECO Energy: Proxy Statement

PROXY Statement

Certain Relationships and Related Party Transactions

The Corporation paid legal fees of $1,178,615 for 2003 to Ausley & McMullen, of which Mr. Ausley is an employee. The Corporation also paid legal fees of $1,000 for 2003 to Shapiro, Sher, Guinot & Sandler, P.A., of which Mr. Guinot was a partner.

Share Ownership

The following table sets forth information with respect to all persons who are known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 2003.

Name and Address	Shares	Percent of Class
Franklin Resources, Inc (“Franklin”) Charles B. Johnson Rupert H. Johnson One Franklin Parkway, San Mateo, CA 94403	11,369,345(1)	6.0

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, as its principal shareholders) had sole voting power and investment power over these shares. This amount includes 387,345 common shares that would be issued upon the conversion of 466,400 Convertible Preferred Units. This amount also includes 11,337,345 shares (6.0% of the class) over which Franklin’s subsidiary, Franklin Advisers, Inc., reports having sole voting and investment power. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Franklin-affiliated entities that hold these shares have agreed to vote all of their shares in excess of five percent of the Corporation’s outstanding Common Stock in the same manner (proportionately) as all other shares of Common Stock entitled to vote on the matter, unless otherwise approved in writing in advance by the Corporation.

The following table sets forth the shares of Common Stock beneficially owned as of January 31, 2004 by the Corporation’s directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation’s Common Stock beneficially owned by any director or executive officer does not exceed 1% of such shares outstanding at January 31, 2004; the percentage beneficially owned by all directors and executive officers as a group as of such date is 1.9%.

Name	Shares(1)		Name	Shares(1)
DuBose Ausley	58,425		John A. Urquhart	35,841	(8)
Sara L. Baldwin	48,101	(2)	James O. Welch, Jr.	144,586	(9)
Robert D. Fagan	599,737	(3)	John B. Ramil	251,207	(3)(10)
James L. Ferman, Jr.	69,399	(4)(5)	William N.Cantrell	266,069	(3)(11)
Luis Guinot, Jr.	22,325		Richard E. Ludwig	254,804	(3)(5)
Ira D. Hall	16,000		Gordon L. Gillette	125,401	(3)
Sherrill W.Hudson	15,500	(6)	Sheila M. McDevitt	106,989	(3)(5)
Tom L. Rankin	1,056,667	(5)(7)	D. Jeffrey Rankin	161,520	(3)(12)
William D.Rockford	24,613		All directors and executive officers as a group (23 persons)	3,699,523	(3)(5)(13)
William E Sovey	40,082
J. Thomas Touchton	67,950	(5)

(1)	The amounts listed include the following shares that are subject to options granted under the Corporation’s stock option plans that are exercisable within 60 days of January 31, 2004: Messrs. Ausley, Ferman, Urquhart and Welch, 21,500 shares each; Mrs. Baldwin and Messrs. Guinot and Touchton, 19,500 shares each; Mr. Fagan, 299,931 shares; Mr. Hall, 15,000 shares; Mr. Hudson, 12,500 shares; Mr. Rankin, 23,500 shares; Mr. Rockford, 14,500 shares; Mr. Sovey, 25,500 shares; Mr. Ramil, 155,210 shares; Mr. Cantrell, 135,107 shares; Mr. Ludwig, 201,837 shares; Mr. Gillette, 71,943 shares; Ms. McDevitt, 57,037 shares; Mr. D. J. Rankin, 76,210 shares and all directors and executive officers as a group, 1,430,405 shares.

(2)	Includes 381 shares held by a trust of which Mrs. Baldwin is a trustee.

(3)	The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer’s account: Mr. Fagan, 1,516 shares; Mr. Ramil, 5,839 shares; Mr. Cantrell, 11,112 shares; Mr. Ludwig, 5,636 shares; Mr. Gillette, 7,774 shares; Ms. McDevitt, 5,272 shares; Mr. D. J. Rankin, 11,107 shares and all directors and executive officers as a group, 70,067 shares.

TECO Energy: Proxy Statement	4

(4)	Includes 32,420 shares owned jointly by Mr. Ferman and his wife. Also includes 2,154 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(5)	The amounts listed include the following shares that the following holders of equity security units are entitled to receive upon the early settlement of the purchase contracts issued as part of such units: Mr. Ferman, 8,305 shares; Mr. Rankin, 623 shares; Mr. Touchton, 5,814 shares; Mr. Ludwig, 6,623 shares; Ms. McDevitt, 361 shares and all directors and executive officers as a group, 21,726 shares.

(6)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife.

(7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(8)	Includes 1,000 shares owned by Mr. Urquhart’s wife, as to which shares he disclaims any beneficial interest.

(9)	Includes 41,990 shares owned by Mr. Welch’s wife, as to which shares he disclaims any beneficial interest. Also includes 36,860 shares held by trusts of which Mr. Welch is a trustee.

(10)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.

(11)	Includes 26,240 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest.

(12)	Includes 24,299 shares owned jointly by Mr. D. J. Rankin and his wife.

(13)	Includes a total of 61,232 shares owned jointly. Also includes a total of 72,727 shares owned by spouses, as to which shares beneficial interest is disclaimed.

Shareholder Return Performance Graph

The following graph shows the cumulative total shareholder return on the Corporation’s Common Stock on a yearly basis over the five-year period ended December 31, 2003, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31,1998 and that all dividends were reinvested.

December 31,	1998	1999	2000	2001	2002	2003
TECO Energy, Inc.	$100	$70	$129	$110	$69	$70
S&P Electric Utilities Index	$100	$84	$129	$107	$91	$113
S&P 500 Index	$100	$121	$110	$97	$76	$97

5	TECO Energy: Proxy Statement

PROXY Statement

Executive Compensation

Compensation Committee Report On Executive Compensation

The Compensation Committee of the Board of Directors, composed entirely of independent directors, recommends to the Board the compensation of executive officers and administers the Corporation’s long-term incentive plan. The objective of the Corporation’s compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation’s businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives.

Upon the Committee’s recommendation, the Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned.

The components of the Corporation’s executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. The Corporation’s salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer’s experience level and scope of responsibility and a market assessment conducted by the Committee’s outside compensation consultant, Towers Perrin, of the median compensation paid to executives with similar positions by organizations having comparable revenues in the energy services industry and in general industry. (Because the Corporation has non-utility subsidiaries, it does not benchmark compensation only against companies in the S&P Electric Utility Index.) Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and energy services companies and recommends adjustments to the base salaries for the executive officers. In recommending base salary adjustments for the executive officers, the Committee typically takes into account the midpoint of the officer’s assigned salary grade and the Committee’s subjective evaluation of the officer’s individual performance. For 2003, however, the Committee recommended and the Board approved a freeze of all officer salaries at the 2002 levels. For 2003, Mr. Fagan’s base salary was 97% of the midpoint of his salary grade.

Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. Target award percentages range up to 70% for the CEO, 40-60% for the other named executive officers and lower percentages for other officers, and are multiplied by the greater of the midpoint of the officer’s salary range or the officer’s salary. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation’s program, additional payments of up to 50% of the target awards may be made if the goals are exceeded; lesser amounts may be paid if the goals are not achieved, but only if the Corporation’s net income exceeds a threshold designated for that year. The Committee may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer’s total performance.

The 2003 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation’s net income and cash utilization on an absolute basis and by the Corporation’s earnings per share growth and return on equity relative to other companies in the utility industry. 60% of Mr. Fagan’s potential 2003 award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

In addition to having these quantitative targets, each executive officer had qualitative objectives that focused on aspects of the Corporation’s business that directly related to the executive officer’s individual responsibilities. 40% of Mr. Fagan’s potential 2003 award was based on qualitative objectives relating to corporate performance for 2003/2004, effective execution of corporate strategy and the demonstration of leadership through safety, diversity, affirmative action and leadership development.

Although many of the 2003 objectives were achieved, because the Corporation’s net income in 2003 did not exceed the threshold designated for that year, there were no annual incentive awards made to any of the Corporation’s officers.

Long-Term Incentive Awards. The long-term component of the Corporation’s incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation’s business so that the shareholders’ investment will grow in value over time. The Committee’s policy has been to base individual awards on an annual study by its outside consultant comparing the value of long-term incentive grants to salary levels in the energy services industry and in general industry.

TECO Energy: Proxy Statement	6

In granting these awards, the Committee was aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at this time, shares may be sold by the executive officers or withheld by the Corporation in order to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the Corporation’s prospects by the executive officers.

The Committee does not normally consider the amount of an individual’s outstanding or previously granted options or shares in determining the size of the grant. The 67,246 shares of performance-based restricted stock, 67,246 shares of time-vested restricted stock and 99,671 options granted to Mr. Fagan in 2003 reflected the policies described above and, as in the case of the other executive officers, the results of the Committee’s review of his performance conducted in early 2003.

The performance-based restricted stock granted in 2003 has a payout that is dependent upon the total return of the Common Stock over a three-year period relative to that of the median company (in terms of total return) in the Dow Jones Electric Utility Index. (This index was selected because it allows for more readily available computations of the total return of a peer group than the S&P Electric Utility Index.) If the Common Stock’s total return is equal to that of the median company during the three-year period, the payout will be equal to 90 percent of the target amount. If the total return is in the top 10 percent of the companies in the index, the payout will be at 200 percent. If the total return is in the bottom one-third of these companies, there will be no payout. A minimum payout of 50 percent of target will be made if performance is equal to the 33 1/3 percentile. The payout for performance between the top 10 percent and the bottom one-third is prorated. The time-vested restricted stock granted in 2003 vests following three years of service. The stock options granted in 2003 vest over a three-year period and have a ten-year term.

As part of the Corporation’s internal reorganization in 2003, the Corporation entered into an agreement with two executive officers which provided for severance benefits that were recommended by the Committee. The Committee’s policy has been to provide severance arrangements that are based on the officer’s existing compensation and within the bounds of competitive practice, based on information from its outside consultant. The terms of these arrangements are described under the heading “Employment, Termination and Change in Control Arrangements” on page 11.

With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have a significant amount of compensation exceeding the $1 million per person annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report. Compensation attributable to the Corporation’s performance-based restricted stock and stock options is not subject to the Section 162(m) limit because of the performance-based exemption.

By the Compensation Committee,

William P. Sovey (Chairman)

Sara L. Baldwin

Luis Guinot, Jr.

John A. Urquhart

James O. Welch, Jr.

7	TECO Energy: Proxy Statement

PROXY Statement

The following tables set forth certain compensation information for the Chief Executive Officer of the Corporation, each of the five other most highly compensated executive officers of the Corporation and its subsidiaries in 2003, and one former executive officer.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)	Shares Underlying Options/SARs (#)	LTIP Payouts	All Other Compensation(3)

Robert D. Fagan Chairman, President and CEO	2003 2002 2001	$675,000 675,000 625,000	$0 475,954 602,105	$798,268 857,082	99,671 168,110 137,857	$825,700	$43,828 55,543 50,632

John B. Ramil Executive VP and Chief Operating Officer	2003 2002 2001	370,000 370,000 343,000	0 203,500 271,822	305,433 263,190	34,233 51,622 43,482	214,538	22,689 28,484 24,946

William N. Cantrell President of Tampa Electric and Peoples Gas System	2003 2002 2001	315,000 315,000 300,000	0 158,445 190,977	199,211 209,505	24,364 41,094 36,070	195,210	19,260 21,951 20,369

Richard E. Ludwig Former President of TECO Power Services(4)	2003 2002 2001	302,500 330,000 315,000	0 182,913 228,532	180,454 263,190	30,608 51,622 29,250	335,055 135,759	831,999 22,825 21,302

Gordon L. Gillette Sr. Vice President Finance and Chief Financial Officer	2003 2002 2001	290,000 290,000 266,500	0 130,500 162,092	145,981 143,701	16,710 28,188 25,200	147,563	16,217 19,902 18,185

Sheila M. McDevitt Sr. Vice President General Counsel	2003 2002 2001	270,000 270,000 254,000	0 108,000 128,029	124,453 136,787	15,909 26,830 22,729	147,563	10,528 12,036 15,873

D. Jeffrey Rankin President of TECO Transport Corporation	2003 2002 2001	270,000 270,000 252,000	0 129,664 132,879	121,716 143,701	16,710 28,188 25,200	147,563	16,149 16,326 14,918

(1)	Because the portion of each executive officer’s annual bonus that is based on the Corporation’s annual earnings per share growth and return on equity relative to that of other companies in the industry is determined using comparative data that does not become available until after the time of printing of the Corporation’s proxy statement for that year, this portion of the annual bonus, if any, is reported in the Corporation’s proxy statement for the following year.

(2)	Of the reported restricted stock, the only shares awarded that will vest in less than three years from the date of grant are (i) the following shares which vested on January 29, 2004: Mr. Fagan, 2,088 shares; Mr. Ramil, 3,731 shares; Mr. Cantrell, 1,776 shares; Mr. Gillette, 1,290 shares; and Ms. McDevitt, 339 shares and (ii) the following shares which will vest on April 22, 2004: Mr. Fagan 3,181 shares; Mr. Ramil, 907 shares; Mr. Cantrell, 706 shares; Mr. Gillette, 872 shares; Ms. McDevitt, 722 shares; and Mr. D. J. Rankin, 263 shares. The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the Common Stock on December 31, 2003 were as follows: Mr. Fagan, 260,286 shares ($3,750,721); Mr. Ramil, 83,350 shares ($1,201,074); Mr. Cantrell, 62,412 shares ($899,357); Mr. Gillette, 41,051 shares ($591,545); Ms. McDevitt, 37,388 shares ($538,761); and Mr. D. J. Rankin, 48,252 shares ($695,311). Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.

(3)	The reported amounts for 2003 consist of $322 in premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan, with the balance in each case, except for Mr. Ludwig, being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan. The reported amount for Mr. Ludwig includes a severance payment of $788,627.

(4)	Mr. Ludwig retired from the Corporation effective December 1, 2003.

TECO Energy: Proxy Statement	8

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Shares Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value(2)
Robert D. Fagan	99,671	3.52	$11.085	4/20/13	$204,177
John B. Ramil	34,233	1.21	11.085	4/20/13	70,127
William N. Cantrell	24,364	0.86	11.085	4/20/13	49,910
Richard E. Ludwig	30,608	1.08	11.085	4/20/13	62,701
Gordon L. Gillette	16,710	0.59	11.085	4/20/13	34,231
Sheila M. McDevitt	15,909	0.56	11.085	4/20/13	32,590
D. Jeffrey Rankin	16,710	0.59	11.085	4/20/13	34,231

(1)	The options are exercisable in three equal annual installments beginning one year from the date of grant.

(2)	The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value basis. The key assumptions used for purposes of this calculation include the following: (a) a 4.33% discount rate; (b) a volatility factor based upon the average trading price for the 36-month period ending March 19, 2003; (c) a dividend factor based upon the 3-year average dividend paid for the period ending March 19, 2003; (d) the 10-year option term; and (e) an exercise price equal to the fair market value on the date of grant. The values shown have not been reduced to reflect the non-transferability of the options or the vesting or forfeiture provisions. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value

			Number of Shares Underlying Unexercised Options/SARs at Year-End	Value of Unexercised In-The-Money Options/SARs at Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Robert D. Fagan	0	0	299,931 / 257,696	$0 /331,406
John B. Ramil	0	0	155,210 / 83,141	$0 /113,825
William N. Cantrell	0	0	135,107 / 63,783	$0 / 81,010
Richard E. Ludwig	0	0	201,837 / 0	$441,061 / 0
Gordon L. Gillette	0	0	71,943 / 43,902	$0 / 55,561
Sheila M. McDevitt	0	0	41,371 / 57,037	$0 / 52,897
D. Jeffrey Rankin	0	0	76,210 / 43,902	$0 / 55,561

9	TECO Energy: Proxy Statement

PROXY Statement

Long-Term Incentive Plans – Awards in Last Fiscal Year

Name	Number of shares, units or other rights	Performance or other period until maturation or payout	Threshold (#)	Target (#)	Maximum (#)
Robert D. Fagan	67,246	April 1, 2003 to March 31, 2006	33,623	67,246	134,492
John B. Ramil	22,378	April 1, 2003 to March 31, 2006	11,189	22,378	44,756
William N. Cantrell	15,303	April 1, 2003 to March 31, 2006	7,651	15,303	30,606
Richard E. Ludwig	16,510	April 1, 2003 to March 31, 2006	8,255	16,510	33,020
Gordon L. Gillette	10,873	April 1, 2003 to March 31, 2006	5,436	10,873	21,746
Sheila M. McDevitt	10,241	April 1, 2003 to March 31, 2006	5,120	10,241	20,482
D. Jeffrey Rankin	10,873	April 1, 2003 to March 31, 2006	5,436	10,873	21,746

For additional information about the 2003 awards of performance-based restricted stock, see the section of the Compensation Committee Report on Executive Compensation entitled “Long-Term Incentive Awards” on pages 6 and 7.

Pension Table

The following table shows estimated annual benefits payable under the Corporation’s pension plan arrangements for the named executive officers other than Mr. Fagan.

	Years of Service
Final Average Earnings	5	10	15	20 or More
$300,000	$45,000	$90,000	$135,000	$180,000
350,000	52,500	105,000	157,500	210,000
400,000	60,000	120,000	180,000	240,000
450,000	67,500	135,000	202,500	270,000
500,000	75,000	150,000	225,000	300,000
550,000	82,500	165,000	247,500	330,000
600,000	90,000	180,000	270,000	360,000
650,000	97,500	195,000	292,500	390,000
700,000	105,000	210,000	315,000	420,000
750,000	112,500	225,000	337,500	450,000
800,000	120,000	240,000	360,000	480,000

The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer’s final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amount payable to Mr. Fagan is based on 20% of earnings plus 4% of earnings for each year of service, up to a maximum of 60% of earnings.

The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Fagan (5 years), Mr. Ramil (27 years), Mr. Cantrell (28 years), Mr. Ludwig (21 years), Mr. Gillette (22 years), Ms. McDevitt (22 years) and Mr. Rankin (34 years). The pension benefit is computed as a straight-life annuity commencing at the officer’s normal retirement age and is reduced by the officer’s Social Security benefits. The normal retirement age is 63 for Mr. Fagan, Mr. Cantrell, Mr. Ludwig, Ms. McDevitt and Mr. Rankin, 63 and 2 months for Mr. Ramil and 64 for Mr. Gillette.

The present value of the officer’s pension benefit is, at the election of the officer, payable in the form of a lump sum. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable for the life of the spouse.

TECO Energy: Proxy Statement	10

Employment, Termination and Change in Control Arrangements

The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of the Corporation. A change in control means in general an acquisition by any person of 30% or more of the Common Stock, a change in a majority of the directors, a merger or consolidation of the Corporation in which the Corporation’s shareholders do not have at least 65% of the voting power in the surviving entity or a liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) in contemplation of or following a change in control, or if the officer terminates his employment for any reason during the thirteenth month following a change in control, the Corporation will make a lump sum severance payment to the officer of three times annual salary and bonus. In such event, the severance agreements also provide for: (a) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation’s retirement plans if employment had continued for five years following the date of termination, in the case of Mr. Fagan, and three years following the date of termination, in the case of the other executive officers, (b) participation in the life, disability, accident and health insurance plans of the Corporation for a three-year period except to the extent such benefits are provided by a subsequent employer and (c) a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. In addition, the pension plan arrangements for the Corporation’s executive officers and the terms of the Corporation’s stock options and restricted stock provide for vesting upon a change in control.

The Corporation has an agreement with Mr. Fagan which provides that, if his employment is terminated by the Corporation without cause or by Mr. Fagan for good reason prior to January 28, 2006, he will receive (a) severance benefits equal to two times annual salary and bonus, (b) life, disability, accident and health insurance for a period of two years and (c) a lump sum payment equal to the equivalent of two additional years of service under the Corporation’s pension plan arrangements. Additionally, the agreement prohibits Mr. Fagan from engaging in specific competitive activities for a period ending two years after his termination of employment. Any payments under this agreement would be offset against any amount payable under Mr. Fagan’s change-in-control severance agreement.

In connection with the Corporation’s internal reorganization in 2003, the Corporation entered in a separation agreement with Mr. Ludwig. This agreement provided for severance payments of one and one-half times annual salary and target bonus, a payment equal to the present value of an additional two years of age and service under the Corporation’s pension plan arrangements, payments for unused vacation time, cash in lieu of outplacement and retraining expenses and health and dental insurance for an additional year and a half. See Footnote (3) to the Summary Compensation Table for additional information.

Approval of the 2004 Equity Incentive Plan

General

On January 27, 2004, the Board of Directors adopted, subject to shareholder approval, the 2004 Equity Incentive Plan (the “Plan”) as an amendment and restatement of the Corporation’s 1996 Equity Incentive Plan (the “1996 Plan”). If the Plan is approved by shareholders, the Plan will supersede the 1996 Plan and no additional grants will be made thereunder. The rights of the holders of outstanding options under the 1996 Plan will not be affected. The purpose of the Plan is to attract and retain key employees and consultants of the Corporation, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Corporation. The Plan will continue to be administered by a committee (the “Committee”) of not less than three independent, non-employee members of the Board of Directors, currently the Compensation Committee. The Committee may grant awards to any employee or consultant of the Corporation or its affiliates who is capable of contributing significantly to the successful performance of the Corporation. As of February 18, 2004, approximately 325 key employees were eligible to participate in the Plan.

Proposed Amendments to the 1996 Plan

Approval of the Plan would amend the 1996 Plan to (a) increase the number of shares of Common Stock subject to grants by 10,000,000 shares (subject to the cap described in the paragraph below), (b) place various limitations on the types of awards available to be granted, (c) specify a ten-year term for the Plan and any grants made thereunder, (d) allow the Committee to make awards to consultants to the Corporation and (e) reapprove the business criteria upon which objective performance goals may be established by the Committee to continue to permit the Corporation to take Federal tax deductions for performance-based awards made to certain senior officers under Section 162(m) of the tax code.

11	TECO Energy: Proxy Statement

PROXY Statement

The Plan prohibits (i) the repricing of options without prior shareholder approval and (ii) the use of reload stock options. It requires a vesting period of at least three years for stock grants, except for awards granted in lieu of cash or to new hires, and except in the cases of death, disability, retirement, change-in-control, termination by the Corporation without cause or similar circumstances as may be specified by the Committee at the time of grant, and awards which satisfy a performance-based vesting schedule. Subject to these same exceptions, the Plan also requires that option and SAR grants vest no more rapidly than at the rate of one-third on each anniversary of the date of grant and that these grants expire no later than ten years after the date of grant. The Plan also restricts executive officers of the Corporation from delivering a promissory note as consideration for the exercise of an award, consistent with the requirements of The Sarbanes-Oxley Act of 2002. The Plan will expire ten years from its effective date. Except as described above, the Plan does not materially differ from the 1996 Plan.

The Board of Directors believes that the proposed increase in authorized shares under the Plan is necessary to ensure that a sufficient number of shares will remain available to attract, motivate, and retain the Corporation’s workforce in the future. The Board also believes that the ability to make awards to consultants will give the Corporation the flexibility to respond to a changing business environment. The Board further believes that the new limitations incorporated in the Plan such as setting a ten-year expiration date for the Plan and any options, imposing a minimum vesting schedule in most cases, prohibiting the use of reload stock options, and requiring the Corporation to seek shareholder approval of any option repricing will promote greater accountability to shareholders in the management and operation of the Plan.

Shares Subject to Awards

As of February 18, 2004, 1,451,871 shares were available for awards under the 1996 Plan. The proposed Plan would add 10,000,000 shares, bringing the total number of shares available for awards under the Plan to 11,451,871, or about 6.1% of the Corporation’s outstanding shares, as of February 18, 2004. No more than 30 percent of these shares will be available for stock grants. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Common Stock. If any outstanding award under the 1996 Plan or any future award under the Plan expires or is terminated unexercised or is settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the Plan. The closing price of the Common Stock on the New York Stock Exchange on February 18, 2004 was $15.35 per share.

Description of Awards

The Plan will provide for the following three basic types of awards:

Stock Grants. The Committee may make stock grants for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Committee may determine. Stock grants may include without limitation shares subject to forfeiture (“restricted stock”), grants conditioned upon attainment of performance criteria (“performance shares”), restricted stock where vesting accelerates upon attainment of performance criteria (“performance-accelerated restricted stock”) and outright stock grants (“bonus stock”). With respect to any stock grant, the Committee has full discretion to determine the number of shares subject to the grant and the terms and conditions of the grant, subject to the minimum vesting period and maximum grant restrictions in the Plan.

Stock Options. The Committee may grant options to purchase Common Stock. Stock options may include without limitation incentive stock options eligible for special tax treatment (“ISOs”), options not entitled to such tax treatment (“nonstatutory stock options”), options where the exercise price is adjusted to reflect market changes (“indexed stock options”), options that become exercisable based on attainment of performance criteria (“performance-vested stock options”) and options where exercisability is accelerated upon attainment of performance criteria (“performance-accelerated stock options”). The Committee will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the Common Stock on the date of grant, and shall be subject to the vesting and exercise period restrictions in the Plan. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Committee, by delivery of a promissory note (in the case of non-executive officers) or shares of Common Stock owned by the participant valued at fair market value on the date of delivery, for consideration received by the Corporation under a broker-assisted cashless exercise program, or such other lawful consideration as the Committee may determine.

TECO Energy: Proxy Statement	12

Stock Equivalents. The Committee may make awards where the amount to be paid to the participant is based on the value of the Common Stock. Stock equivalents may include without limitation payments based on the full value of the Common Stock (“phantom stock”), payments based on the value of the Common Stock upon attainment of performance criteria (“performance units”), rights to receive payments based on dividends paid on the Common Stock (“dividend equivalents”) and stock appreciation rights (“SARs”) where the participant receives payment equal in value to the difference between the exercise price of the award and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The Committee also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award (subject to the vesting period and grant restrictions in the Plan) and whether payment values will be settled in whole or in part in cash or other property, including Common Stock.

Internal Revenue Code Section 162(m)

United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the five most highly paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in the Section 162(m) of the tax code. Stock options and SARs granted under an equity compensation plan are performance-based compensation if (i) shareholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair market value of common stock on the date of grant.

The Committee has designed the Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

In the case of restricted stock, performance shares, performance-accelerated restricted stock, performance units, and other equity awards, Section 162 (m) requires that the general business criteria of any performance goals that are established by a plan’s committee be approved and periodically reapproved by shareholders (generally every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the committee.

The shareholders of the Corporation previously approved the following list of business criteria upon which the Committee was permitted to establish performance goals for performance-based awards (other than stock options or SARs) to be made under the 1996 Plan to covered employees: total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices.

In connection with the approval of the Plan, the Corporation is seeking reapproval of the Committee’s right to develop performance goals based upon the above business criteria for future awards to covered employees. Under the Plan, performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the Corporation generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

Shareholder approval of these business criteria will enable the Corporation to realize a full Federal income tax deduction for performance-based awards under the Plan, if any, where the deduction would otherwise be restricted by Section 162(m) of the tax code.

13	TECO Energy: Proxy Statement

PROXY Statement

Additional Plan Information

Awards under the Plan may contain such terms and conditions not inconsistent with the Plan as the Committee in its discretion approves. The Committee has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest of the Corporation. For example, the Committee will establish the terms of stock options, stock grants and stock equivalents and determine when, in the case of options and SARs, they may be exercised, subject to the vesting and exercise period restrictions set forth in the Plan described above. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement upon a change in control of the Corporation. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the Plan.

The maximum aggregate number of shares subject to stock options, SARs and other awards that maybe granted under the Plan to a participant in any calendar year will not exceed 1,000,000 shares, subject to adjustment to reflect dividends, recapitalizations or other changes affecting the Common Stock. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period. These limits are intended to qualify awards granted under the Plan as performance-based compensation that is not subject to the $1 million limit on deductibility for federal income tax purposes of compensation paid to covered employees.

Amendment

The Board has authority to amend, suspend or terminate the Plan subject to any shareholder approval that the Board determines is necessary or advisable. Subject to the prohibition on option repricing without shareholder approval, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such actions would not adversely affect the participant or are otherwise permitted by the terms of the Plan.

Federal Income Tax Consequences Relating to Stock Options

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Corporation for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”) then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Corporation is entitled to deduct such amount for federal income tax purposes. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the Corporation. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Corporation.

TECO Energy: Proxy Statement	14

Equity Compensation Plan Information

The following table summarizes the share and exercise price information for the Corporation’s equity compensation plans as of December 31,2003. The table does not include information on any shares issuable under the 2004 Equity Incentive Plan that maybe approved by the Corporation’s shareholders at the meeting.

(thousands, except per share price)	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans/arrangements approved bythe stockholders
1996 Equity Incentive Plan	9,372	$21.35	1,000
1997 Director Equity Plan	236	$23.08	230

	9,608	$21.39	1,230

Equity compensation plans/arrangements not approved bythe stockholders
None	—	—	—

Total	9,608	$21.39	1,230

(1)	The reported amount for the 1996 Equity Incentive Plan includes shares which have been awarded (but not issued) subject to a performance-based vesting schedule. Because of the nature of these awards, these shares have not been taken into account in calculating the weighted-average exercise price under column (b) of this table.

(2)	The reported amount for the 1996 Equity Incentive Plan includes shares which may be issued as restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, phantom stock, performance units, dividend equivalents and other forms of award available for grant under the plan.

Plan Document

The foregoing summary of the Plan is qualified by reference to the full text of the Plan attached as Appendix A to this proxy statement.

The Board of Directors recommends a vote FOR this proposal.

Ratification of Appointment of Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLC as the Corporation’s independent auditors for 2004. Although action by the shareholders is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLC as the Corporation’s independent auditors to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2004.

15	TECO Energy: Proxy Statement

PROXY Statement

Shareholder Proposals

1.	The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N. W., Washington, D.C. 20001, the beneficial owner of 3,000 shares of Common Stock, has submitted the following proposal:

Resolved, that the shareholders of TECO Energy, Inc. (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures - The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting - A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation - No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention - In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

The Board of Directors OPPOSES the adoption of the above resolution for the following reasons:

The Compensation Committee of the Board of Directors, which is comprised exclusively of independent directors, works closely with outside consultants to design a long-term incentive program for the Corporation’s executives that will provide the greatest long-term benefit to shareholders. This program currently uses three types of long-term incentives, stock options, time-vested restricted stock, and performance-based restricted stock. Each of these components serves a different purpose.

TECO Energy: Proxy Statement	16

Stock options with an exercise price equal to fair market value align an executive’s interest with shareholders by allowing the executive to be rewarded only when shareholders are rewarded. Time-vested restricted stock enables the Corporation to retain highly qualified executives by placing restrictions that provide for the stock to be forfeited if the executive voluntarily leaves the Corporation prior to the end of the vesting period. Performance-based restricted stock has the same retention element, but ties the level of payout to performance of the Corporation’s common stock relative to that of its peers during the three-year performance period. (For example, if the Corporation’s performance is in the bottom one-third, the payout on the performance-based restricted stock is zero.)

The Board of Directors does not believe that eliminating stock options would be in the best interests of shareholders. Although several of the companies that recently experienced corporate governance failures had made excessive stock option grants and, as a result, stock options have been the subject of recent criticism, most compensation experts agree that stock options, in an appropriate amount, represent an important component in an effective long-term incentive program. In fact, many companies are now moving to the same three-pronged approach that the Corporation moved to two years ago (by retaining stock options as part of their long-term incentive programs and adding time-vested and performance-based restricted stock as additional components), in order to provide the appropriate mix of retention and incentives to align the interests of executives and shareholders.

The proposal advocates the use of operational measures for performance-based restricted stock grants. The Corporation’s performance-based restricted stock grants already utilize an effective performance measure, stock performance on a relative basis. While the proposal also suggests a time-based vesting requirement of at least three years, the Corporation’s time-vested restricted stock grants have contained this requirement (and the proposed 2004 Equity Incentive Plan will require that future restricted stock grants contain this requirement), except for small amounts of restricted stock granted in lieu of cash. The proposal requests that no dividend or voting right be granted prior to vesting, but the Board believes it is advantageous to provide restricted stock grants that place all of the elements of ownership in the hands of the grantees, so they will be more closely aligned with shareholders. Likewise, the Board believes that the Corporation’s stock ownership guidelines provide a better way of linking shareholder and management interests than mandating that all shares be held until retirement.

In summary, the Board of Directors strongly supports the Corporation’s current three-prong approach to long-term incentives for its executives and thus is not in favor of the proposal to restrict the Corporation from continuing use of this approach.

The Board of Directors recommends a vote AGAINST this proposal.

2.	The Central Laborers’ Pension Fund, P. O. Box 1267, Jacksonville, IL 62651, the beneficial owner of 1,000 shares of Common Stock, has submitted the following proposal:

Resolved, that the stockholders of TECO Energy, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16,2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24,2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

17	TECO Energy: Proxy Statement

PROXY Statement

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4,2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

The Board of Directors OPPOSES the adoption of the above resolution for the following reasons:

The Audit Committee of the Board of Directors, which is comprised exclusively of independent directors, has examined the issue of expensing stock options. It believes the Corporation should continue to apply the current accounting treatment for stock options until new accounting standards are adopted which will result in stock options being reported in a uniform manner by all public companies.

The Corporation already discloses in the footnotes to its annual financial statements the information that the proposal would require to be included in the income statement. While the FASB has indicated it will be issuing a proposed standard for expensing options, that standard would not be effective until 2005 for calender year companies such as the Corporation. Thus, adoption of the shareholder proposal could make it more difficult for investors to compare the Corporation’s income statement to those of other companies, as companies that are expensing options are using different transition methods and the majority of companies are not expensing options.

The Board agrees with the position of the Audit Committee and, thus, does not support the proposal which would provide for expensing stock options before uniform standards are in place.

The Board of Directors recommends a vote AGAINST this proposal.

TECO Energy: Proxy Statement	18

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of the financial statements of the Corporation, (b) the annual independent audit process, (c) the Corporation’s systems of internal accounting and financial controls, (d) the independence and performance of the Corporation’s outside auditor and (e) the Corporation’s compliance with legal and regulatory requirements. The Committee operates under a written charter adopted by the Board, a copy of which is included as Appendix B to this proxy statement.

In the course of its oversight of the Corporation’s financial reporting process, the Committee has:

1.	Reviewed and discussed with management the Corporation’s audited financial statements for the fiscal year ended December 31, 2003;

2.	Discussed with PricewaterhouseCoopers LLP, the Corporation’s outside auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee, Sherrill W. Hudson (Chairman) Ira D. Hall Tom L. Rankin J. Thomas Touchton

Independent Public Accountants

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLC for the audit of the Corporation’s annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by PricewaterhouseCoopers during these periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002
Audit fees	$1,303,000	$1,177,050
Audit-related fees	108,000	35,040
Tax fees
Tax compliance fees	19,619	20,531
Tax planning fees	5,282	0
All other fees	6,573	29,560

Total	$1,442,474	$1,262,181

Audit fees consisted of fees for professional services performed for the audit of the Corporation’s annual financial statements and review of financial statements included in the Corporation’s 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt and equity issuance and SEC filings.

Audit- related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, principally for the audit of benefit plans and consultations with the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

19	TECO Energy: Proxy Statement

PROXY Statement

Tax fees consisted of fees for tax return review, income tax provision review, tax planning and tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLC, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLC are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Corporation’s independent auditor. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent auditor throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to the Corporation have been pre-approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The Corporation’s executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Corporation.

Based solely on a review of the copies of reports furnished to the Corporation with respect to 2003 and written representations that no other reports were required, the Corporation believes that the executive officers and directors of the Corporation have complied in a timely manner with all applicable Section 16(a) filing requirements except that three executive officers, Charles R. Black, Richard E. Ludwig and Sheila M. McDevitt, each filed one late report.

Shareholder Proposals

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) for inclusion in the Corporation’s proxy materials relating to the Annual Meeting of Shareholders in 2005 must be received on or before November 12, 2004. In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Corporation not later than January 28, 2005. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Advance Notice Provisions for Shareholder Proposals and Nominations

The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

TECO Energy: Proxy Statement	20

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated: March 25, 2004

21	TECO Energy: Proxy Statement

APPENDIX A

Appendix A

TECO Energy, Inc.

2004 Equity Incentive Plan

1.	Purpose.

The purpose of the TECO Energy, Inc. 2004 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and consultants of TECO Energy, Inc. (the “Company”) and its affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of awards (“Awards”) of, or based on, the Company’s common stock, $1.00 par value (the “Common Stock”). The Plan is an amendment and restatement of the Company’s 1996 Equity Incentive Plan (the “1996 Plan”). No provision of the Plan will affect the rights and privileges of holders of outstanding Awards under the 1996 Plan.

2.	Administration.

The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the “Committee”). Each member of the Committee will be a “disinterested person” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Committee will select those persons to receive Awards under the Plan (“Participants”) and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, to interpret the provisions of the Plan and to remedy any ambiguities or inconsistencies. The Committee’s decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.	Eligibility.

All employees and consultants of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee) capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.	Stock Available for Awards.

(a) Amount. Subject to adjustment under Subsection 4(b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock, together with all shares of Common Stock available for issue under the 1996 Plan on the effective date of the Plan (the “Unused 1996 Plan Shares”). If any Award (including any Award under the 1996 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, (the “Returned Shares”) will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

TECO Energy: Proxy Statement	A1

(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Stock Options, SARs and other Awards intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m) of the Code) that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under Subsection 4(b). With respect to any performance-based Award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period (as defined in Subsection 6(n)).

(d) Limit on Stock Awards. The maximum number of shares of Common Stock that may be granted to all Participants in the aggregate during the Term of the Plan (as defined in Subsection 7(d)) in the form of Stock Grants (as defined in Subsection 5(a)) or Stock Equivalents (as defined in Subsection 5(c)) will be 3,000,000 shares, together with a number of shares equal to the sum of (i) 30% of the Unused 1996 Plan Shares, and (ii) 30% of the Returned Shares, in each case subject to adjustment under Subsection 4(b).

5.	Types of Awards.

(a) Stock Grants. The Committee may make awards of shares of Common Stock (“Stock Grants”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

(b) Stock Options. The Committee may grant options (“Stock Options”) to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Options may include without limitation incentive stock options, nonstatutory stock options, indexed stock options, performance-vested stock options and performance-accelerated stock options. No Stock Option may be granted under the Plan with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of the Stock Option. No Stock Option will be exercisable after the expiration of ten years from the date the Stock Option is granted. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, pursuant to any of the following methods: (i) subject to the limitations of Subsection 6(h), by delivery of a promissory note, (ii) by actual delivery or attestation of ownership of shares of Common Stock owned by the optionee, including Stock Grants, (iii) by retaining shares otherwise issuable pursuant to the Stock Option, (iv) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company in its sole discretion, or (v) for such other lawful consideration as the Committee may determine.

(c) Stock Equivalents. The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Equivalents may include without limitation phantom stock, performance units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6.	General Provisions Applicable to Awards.

(a) Fair Market Value. The fair market value of the Common Stock or any other property awarded to the Participant, or accepted by the Committee in connection with any exercise of an Award, will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

(b) Transferability. Except as otherwise provided in this Subsection 6(b), an Award (i) will not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s life only by the Participant or the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that incentive stock options may be transferable only to the extent permitted by the Code.

A2	TECO Energy: Proxy Statement

APPENDIX A

(c) Documentation. Each Award under the Plan will be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules. The Committee may establish the terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined at any time thereafter.

(d) Committee Discretion. Each type of Award may be made alone, in addition to, or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(e) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(f) Termination of Employment or Service. The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant’s beneficiary will be the Participant’s estate.

(g) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company.

(h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying such Award, and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter. Notwithstanding the foregoing, no loan may be made to any executive officer (or equivalent thereof) of the Company which would be prohibited by Section 13(k) of the Exchange Act.

(i) Withholding Taxes. The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(j) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(k) Amendment of Awards. Except as provided in Subsection 6(l), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant, is required by applicable law or stock exchange regulation, or is otherwise permitted by the terms of the Plan.

(l) No Repricing of Stock Options. Notwithstanding anything to the contrary in the Plan, the Company will not engage in any repricing (within the meaning of Section 303A.08 of the New York Stock Exchange’s Listed Company Manual) of Stock Options granted under this Plan (including those granted under the 1996 Plan) without shareholder approval.

TECO Energy: Proxy Statement	A3

(m) Minimum Vesting Requirements. Each Stock Option and SAR granted under the Plan will vest in accordance with a schedule that does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Stock Grant and any full share value Stock Equivalent Award will vest in accordance with a schedule that does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements will not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of any Award in accordance with Subsection 6(g), (iii) establish a shorter vesting schedule for consultants or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Subsection 6(n).

(n) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of Section 162(m) of the Code), then the Committee may provide that the Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award will be subject to the satisfaction of one or more objective performance goals (“Performance Goals”) during a period of service of at least one year designated by the Committee as applicable to the Award (“Performance Period”). Such Performance Goals will be based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as will meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally. Prior to the payment of any Award subject to this Subsection 9(n), the Committee will certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of the Performance Goals by a covered employee, the Committee will have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee will have the power to impose such other restrictions on Awards subject to this Subsection 9(n) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.	Miscellaneous.

(a) No Right To Employment. No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c) Effective Date. The Plan will be effective on April 28, 2004.

(d) Amendment and Term of Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s shareholders, the term of the Plan (“ Term of Plan”) will expire on April 28, 2014, and no further Awards will be made thereafter.

(e) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.

A4	TECO Energy: Proxy Statement

APPENDIX B

Appendix B

TECO Energy, Inc.

Audit Committee Charter

Purpose

The principal purpose of the Audit Committee is to assist the Board of Directors in overseeing (1) the integrity of the financial statements of the Company, (2) the annual independent audit process, (3) the Company’s systems of disclosure controls and procedures and internal accounting and financial controls, (4) the qualifications, independence and performance of the Company’s independent auditor, (5) the performance of the Company’s internal audit department, (6) the Company’s compliance with legal and regulatory requirements, and (7) the Company’s ethics policy. The Committee shall regularly report to the Board.

In discharging its oversight role, the Committee is granted the power to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain independent counsel, auditors or other advisors, as it determines necessary to carry out its duties. The independent auditor and the head of the internal audit department shall have direct access to the Committee at all times. The Committee may invite any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with members and consultants of the Committee.

This Charter shall be reviewed for adequacy on an annual basis by the Committee and, to the extent necessary, the Board.

Membership

The Committee shall be comprised of not less than three members of the Board, who shall be appointed by the Board, and the Committee’s composition shall meet the independence, experience and expertise requirements of the New York Stock Exchange listing standards, and federal laws and regulations, with respect to audit committees, as well as the requirements of the Company’s Corporate Governance Guidelines. Accordingly, all of the members shall be directors:

•	Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company;

•	Who are financially literate;

•	Who do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees; and

•	Who are not an “affiliated person” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as a member of the Board or any of its committees.

In addition, at least one member of the Committee shall have sufficient accounting or related financial management expertise to comply with the New York Stock Exchange requirements, and, unless otherwise determined by the Board and disclosed by the Company, shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The members of the Committee, including its chairman, shall be appointed and may be removed by the Board. The Committee chairman shall preside at each meeting and, in consultation with the other members of the Committee, shall set the timing of meetings and the agenda of items to be addressed. A majority of the members shall constitute a quorum, and a majority may appoint a chairman pro tempore to serve in the absence of the chairman.

TECO Energy: Proxy Statement	B1

Key Responsibilities

The Committee, as a committee of the Board, shall be directly and solely responsible for the appointment (and where appropriate, replacement), compensation and oversight of the work of the independent auditor in preparing or issuing an audit report or related work, including resolving any disagreements between management and the independent auditor regarding financial reporting. The Committee shall receive reports directly from the independent auditor. The Committee shall be responsible for overseeing the independence of the independent auditor and for pre-approving all audit and permitted non-audit services provided by the independent auditor.

In carrying out its oversight role, the Committee shall perform the following functions, which are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

1.	The Committee shall obtain and review at least annually a formal written statement from the independent auditor delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Oversight Board, discuss with the auditor any such disclosed relationships and their impact on the auditor’s independence, and take appropriate action in response to the auditor’s report to satisfy itself of the auditor’s independence. Annually the Committee will review the qualifications and performance of the Company’s current independent auditor and select the independent auditor for the next year.

2.	The Committee shall obtain and review at least annually a formal written report from the independent auditor describing the auditing firm’s internal quality-control procedures and any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by a governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee shall also review steps taken by the independent auditor to address any findings in any of the foregoing reviews.

3.	The Committee shall review, prior to the independent auditor’s annual audit, the scope of the audit and the plans for and staffing of the audit. The Committee shall approve in advance all audit engagement fees and the terms of all audit and non-audit services to be provided by the independent auditor.

4.	The Committee shall, prior to the filing of each Form 10-Q with the Securities and Exchange Commission, review the Company’s interim financial information, including MD&A, to be included in the Company’s Quarterly Reports and discuss with the independent auditor any of the matters required to be discussed by Statement on Auditing Standards No. 71, including any significant events, transactions or changes in accounting estimates considered by the auditor in connection with its interim financial review.

5.	The Committee shall review and discuss in advance with management the Company’s quarterly earnings press releases. With respect to general financial information and earnings guidance, the Committee shall periodically discuss with management generally the types of information to be disclosed and the types of presentations to be made.

6.	The Committee shall review and discuss with management and the independent auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Shareholders, including MD&A, and shall discuss with the independent auditor, on an annual basis, the matters required to be discussed by Statement on Auditing Standards No. 61.

7.	The Committee shall receive from the independent auditor timely reports with respect to the quality, as well as acceptability, of the Company’s critical accounting policies, procedures, and practices; the alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, as well as the effect of regulatory and accounting initiatives on the financial statements; the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and other material communications between the independent auditor and management, such as a management letter and schedule of unadjusted differences, if any.

8.	The Committee shall periodically discuss with the independent auditor whether all material correcting adjustments identified by the independent auditor in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission are reflected in the Company’s financial statements.

9.	The Committee shall periodically discuss with management and the independent auditor the quality, adequacy, and appropriateness of the Company’s disclosure controls and procedures, internal controls for financial reporting, and internal auditing procedures.

B2	TECO Energy: Proxy Statement

APPENDIX B

10.	The Committee shall review with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other parties that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

11.	The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

12.	The Committee shall review and discuss with management the Company’s major financial and accounting risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

13.	The Committee shall periodically discuss with the head of the internal audit department and the corporate compliance officer the Company’s compliance with its established codes of conduct and legal requirements.

14.	The Committee shall consider issues that the general counsel or others may raise regarding legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any significant reports or inquiries received from regulators or government agencies.

15.	The Committee shall at least annually discuss with management, and the independent auditor if appropriate, the staffing, budget, responsibilities, and general effectiveness of the internal audit department. The Committee shall review and approve the annual internal audit plan, review the results of all internal audits, and receive periodic updates on the status of corrective action taken by management. The Committee shall monitor management’s appointment or dismissal of the head of the internal audit department.

16.	The Committee shall meet periodically with management, the head of the internal audit department and the independent auditor in separate executive sessions.

17.	The Committee shall provide the report required by the Securities and Exchange Commission to be included in the annual proxy statement.

18.	The Committee shall set clear hiring policies with regard to employees and former employees of the independent auditor that comply with applicable laws, rules and regulations.

19.	The Committee shall annually review its own performance.

20.	The Committee may form and delegate authority to subcommittees when appropriate. Specifically, the Committee may delegate authority to pre-approve audit and non-audit services to be performed by the independent auditor to one or more members of the Committee. Each such pre-approval decision shall be presented to the full Committee at its next scheduled meeting.

The Committee’s role is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The preparation of the Company’s financial statements is the responsibility of management, and the auditing of those financial statements is the responsibility of the independent auditor.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

TECO Energy: Proxy Statement	B3

DIRECTIONS To The Annual Meeting of Shareholders

Hilton Tampa Airport Westshore

2225 N. Lois Ave.

Tampa, FL 33607

The Annual Meeting of Shareholders will be held on April 28, 2004, 11:30 a.m.

Directions to Hilton Tampa Airport Westshore:

From I-275 in Tampa, take Exit #40B (N. Lois Ave.).

Drive north for 1.5 miles. The hotel is located on the right side of N. Lois Ave.

Driving directions from Tampa International Airport:

Take the Spruce Street exit.

Take Spruce Street to the 3rd light.

Make a right onto N. Lois Ave. The hotel is located on the left side of N. Lois Ave.

TECO Energy: Proxy Statement

ADMISSION TICKET

2004 Annual Shareholders’ Meeting

Wednesday, April 28, 2004, 11:30 A.M.

Hilton Tampa Airport Westshore

2225 North Lois Avenue

Tampa, Florida 33607

Shareholders who do not present an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2004 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

PROXY

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 28, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Robert D. Fagan and Luis Guinot, Jr. and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 28, 2004 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

To change your address please mark this box.	☐	TECO ENERGY, INC. P.O. BOX 11004 NEW YORK, N.Y. 10203-0004

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS AWEEK

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/te		1-866-756-9937
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board Recommends a Vote FOR all Nominees.			The Board Recommends a Vote AGAINST Shareholder Proposal 1 and 2. D. SHAREHOLDER PROPOSALS
A. ELECTION OF DIRECTORS				FOR	AGAINST	ABSTAIN

FOR ☐ ALL	AGAINST ☐ ALL	EXCEPTIONS ☐	1. Execution Compenstion Changes	☐	☐	☐

Nominees:	01 - Tom L. Rankin, 02 - William D. Rockford, 03 - J. Thomas Touchton		2. Expensing of Stock Options	☐	☐	☐

(INSTRUCTIONS: To vote against any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.) The Board recommends a Vote FOR proposals B and C.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

This proxy will be voted as specified, or if no specification is made, FOR Proposals A, B and C and AGAINST Proposals D 1 and 2.

	FOR	AGAINST	ABSTAIN

B. APPROVAL OF 2004 EQUITY INCENTIVE PLAN C. RATIFICATION OF THE CORPORATION’S INDEPENDENT AUDITOR	☐ ☐	☐ ☐	☐ ☐

S C A N L I N E

INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date	Share Owner sign here	Co-Owner sign here

_____	_____________________	________________________